                                                                      EXHIBIT 12

                     CPC INTERNATIONAL INC. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

($ Millions)                            FOR THE SIX
                                        MONTHS ENDED                  FOR THE YEARS ENDED DECEMBER 31,
                                        JUNE 30, 1997 *     1996        1995        1994         1993       1992
                                        --------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                    $  196.5    $  917.1    $  877.0    $  614.7    $  790.3    $  744.5
--------------------------              --------------------------------------------------------------------------
Add (subtract):
    Portion of rents representative
         of interest                              17.0        34.3        26.3        25.3        20.9        21.7

    Interest on bonds, mortgages
         & similar debt                           34.6        74.2        55.2        51.9        56.1        64.7
    Other interest                                43.9       131.8        86.5        54.6        53.7        51.0
    Interest expense included in
         cost of plant construction               (1.6)      (12.9)       (6.6)       (6.2)       (6.7)       (6.4)
    Income of unconsolidated
         venture                                  --          --          --           3.9        --           5.4
                                  --------------------------------------------------------------------------------
Income as adjusted                            $  290.4    $1,144.5    $1,038.4    $  744.2    $  914.3    $  880.9
                                  ================================================================================

FIXED CHARGES:
--------------
    Portion of rents representative
         of interest                          $   17.0     $  34.3    $   26.3    $   25.3    $   20.9    $   21.7

    Interest on bonds, mortgages
         & similar debt                           34.6        74.2        55.2        51.9        56.1        64.7

    Other interest                                43.9       131.8        86.5        54.6        53.7        51.0
                                  --------------------------------------------------------------------------------
                                              $   95.5     $ 240.3    $  168.0    $  131.8    $  130.7    $  137.4
                                  ================================================================================
RATIO OF EARNINGS TO
--------------------
    FIXED CHARGES                                  3.0         4.8         6.2         5.6         7.0         6.4
    -------------                ==================================================================================





* Excludes results of discontinued operations.